Exhibit 10.10

ENCORE CAPITAL GROUP, INC.

PERFORMANCE STOCK UNIT GRANT NOTICE

(2013 INCENTIVE COMPENSATION PLAN)

Encore Capital Group, Inc. (the “Company”), pursuant to its 2013 Incentive Compensation Plan (the “Plan”), hereby awards to Participant a Performance Stock Unit Award for the number of shares of the Company’s stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Performance Stock Unit Agreement, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Performance Stock Unit Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:	[name]
Date of Grant:	June 6, 2013
Vesting Commencement Date:	See Vesting Schedule below

Number of Shares Subject to Award:	Minimum [1/2 number of Target shares]

Target [x number of shares]

Maximum [2x number of Target shares]

Consideration:	Participant’s Services

Vesting Schedule:	[1/3 of Minimum] shares will Vest if FY 2013 EPS equals $3.34

[1/3 of Target] shares will Vest if FY 2013 EPS equals $3.40

[1/3 of Maximum] shares will Vest if FY 2013 EPS equals $3.59

If FY 2013 EPS is between $3.34 and $3.40, then the number of shares between [1/3 of Minimum] and [1/3 of Target] that will Vest will be determined by linear interpolation.

If FY 2013 EPS is between $3.40 and $3.59, then the number of shares between [1/3 of Target] and [1/3 of Maximum] that will Vest will be determined by linear interpolation.

[1/3 of Minimum] shares will Vest if FY 2014 EPS equals $3.68

[1/3 of Target] shares will Vest if FY 2014 EPS equals $3.81

[1/3 of Maximum] shares will Vest if FY 2014 EPS equals $4.30

If FY 2014 EPS is between $3.68 and $3.81, then the number of shares between [1/3 of Minimum] and [1/3 of Target] that will Vest will be determined by linear interpolation.

If FY 2014 EPS is between $3.81 and $4.30, then the number of shares between [1/3 of Target] and [1/3 of Maximum] that will Vest will be determined by linear interpolation.

[1/3 of Minimum] shares will Vest if FY 2015 EPS equals $3.97

[1/3 of Target] shares will Vest if FY 2015 EPS equals $4.26

[1/3 of Maximum] shares will Vest if FY 2015 EPS equals $5.17

If FY 2015 EPS is between $3.97 and $4.26, then the number of shares between [1/3 of Minimum] and [1/3 of Target] that will Vest will be determined by linear interpolation.

If FY 2015 EPS is between $4.26 and $5.17, then the number of shares between [1/3 of Target] and [1/3 of Maximum] that will Vest will be determined by linear interpolation.

In addition, if the sum of FY 2013 EPS, FY 2014 EPS and FY 2015 EPS equals $11.00, then [Minimum] shares will Vest (less any shares already Vested ). If the sum of FY 2013 EPS, FY 2014 EPS and FY 2015 EPS equals $11.47, then [Target] shares will Vest (less any shares already Vested). If the sum of FY 2013 EPS, FY 2014 EPS and FY 2015 EPS equals $13.06, then [Maximum] shares will Vest (including already Vested portions of the Award). If the sum of FY 2013 EPS, FY 2014 EPS and FY 2015 EPS is between $11.00 and $11.47, then the number of shares that will Vest will be determined by linear interpolation (less any already Vested shares). If the sum of FY 2013 EPS, FY 2014 EPS and FY 2015 EPS is between $11.47 and $13.06, then the number of shares that will Vest will be determined by linear interpolation (less any already Vested shares).

Within 15 days of the release of the Company’s audited financial statements for the applicable fiscal year, the Committee will certify in writing whether the EPS goal for such fiscal year has been met and determine the number of shares, if any, that will Vest based on the EPS achieved for such fiscal year.

In addition, the Vesting of the shares may accelerate upon certain events described in the Performance Stock Unit Agreement. Notwithstanding the foregoing, Vesting shall terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule:	The shares will be issued in accordance with the issuance schedule set forth in Section 6 of the Performance Stock Unit Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Performance Stock Unit Grant Notice, the Performance Stock Unit Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Stock Unit Grant Notice, the Performance Stock Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject.

Participant further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Participant by e-mail.

ENCORE CAPITAL GROUP, INC.:		PARTICIPANT:

By:
	Kenneth A. Vecchione	[name]

Title:	Chief Executive Officer	Date:

Date:

ATTACHMENTS: Performance Stock Unit Agreement, 2013 Incentive Compensation Plan

ATTACHMENT I

ENCORE CAPITAL GROUP, INC.

2013 INCENTIVE COMPENSATION PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Pursuant to the Performance Stock Unit Grant Notice (“Grant Notice”) and this Performance Stock Unit Agreement and in consideration of your services, Encore Capital Group, Inc. (the “Company”) has awarded you a performance stock unit award (the “Award”) under its 2013 Incentive Compensation Plan (the “Plan”) for the number of shares of the Company’s Stock as indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Performance Stock Unit Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Performance Stock Unit Agreement and the Plan, the terms of the Plan shall control.

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree that the details of your Award are as follows:

1. VESTING.

(a) In General. Subject to the limitations contained herein, your Award will Vest in accordance with the Vesting schedule provided in the Grant Notice, provided that Vesting will cease upon the termination of your Continuous Service. For purposes of this Award, “Continuous Service” means that your service with the Company or an Affiliate (as defined below), whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or its compensation committee or any officer designated by the Board or its compensation committee, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of Vesting to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law. For purposes of this Performance Stock Unit Agreement, “Affiliate” means: (i) any Subsidiary; and (ii) any other entity in which the Company has an equity interest or significant business relationship and which has been designated as an “Affiliate” by the Committee for purposes of the Plan.

(b) Vesting Acceleration. Notwithstanding the foregoing, in the event (i) of the termination of your Continuous Service to the Company as a result of your death or Disability, or (ii) your employment is terminated without Cause (as defined below) or you resign your employment for Good Reason (as defined below) in connection with a Change of Control (as defined below) or within 12 months after a Change of Control, the Award shall be deemed to be fully (100%) Vested and eligible for settlement as of immediately prior to your death or Disability or as of your termination of employment following a Change of Control. The consummation of a Change of Control transaction in itself shall not be deemed a termination of employment entitling you to Vesting acceleration hereunder even if such event results your being employed by a different entity.

For purposes of this Performance Stock Unit Agreement, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.

For purposes of this Performance Stock Unit Agreement, “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”); (ii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; or (iv) the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

For purposes of this Performance Stock Unit Agreement, a “Good Reason” is defined as any of the following reasons: (i) a material reduction in your base compensation; (ii) a material reduction in your authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom you report; (iv) a material reduction in the budget over which you retain authority; or (v) a material change in the location at which you provide services for the Company (which is defined as any relocation by the Company of your employment to a location that is more than 35 miles from your present office location and is more than 35 miles from your primary residence at the time of such relocation, without your consent). To be eligible to receive the benefits set forth in this Section, (x) you must provide written notice of the “Good Reason” condition to the Company within 90 days after the initial existence of such condition, (y) the Company must not have cured such condition within 30 days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within 12 months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

2. NUMBER OF SHARES. The number of shares subject to your Award will be determined by the achievement of the performance goals set forth in the Grant Notice. In addition, the number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3. SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either: (i) then registered under the Securities Act of 1933, as amended; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act of 1933, as amended. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

4. LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Performance Stock Unit Agreement. After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.

5. DIVIDENDS. You shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares covered by your Award, provided that such distributions shall be converted into additional shares covered by the Award. If such distributions are paid in cash, you shall be credited with additional shares covered by the Award in an amount equal to (i) the amount of the dividends or other distributions paid on that number of shares equal to the aggregate number of shares covered by the Award as of that date divided by (ii) the Fair Market Value of a share as of such date. The additional shares credited as dividend equivalents shall be subject to the same Vesting and forfeiture restrictions as the shares covered by the Award with respect to which they relate.

6. DATE OF ISSUANCE.

(a) The Company will deliver to you a number of shares of the Company’s stock equal to the number of Vested shares subject to your Award, including any additional shares received pursuant to Section 5 above that relate to those Vested shares, upon the Compensation Committee’s written certification of the attainment of the performance objectives set forth in your Grant Notice; provided, however, that if the Company determines that you are subject to its policy regarding insider trading of the Company’s stock or you are otherwise prohibited from selling shares of the Company’s stock in the public market and any shares of Common Stock subject to your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or a day when you are prohibited from selling shares of the Company’s stock in the public market and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable within the next open “window period” applicable to you pursuant to such policy or the next day when you are not prohibited from selling shares of the Company’s stock in the public market; provided, however, that the delivery of the shares shall not be delayed pursuant to this provision beyond the later of: (a) December 31st of the same calendar year of the Original Distribution Date, or (b) the 15th day of the third calendar month following the Original Distribution Date.

(b) Notwithstanding the foregoing, if at the time the shares would otherwise be issued to you as a result of your separation from service, you are subject to the distribution limitations contained in Code Section 409A applicable to “key employees” as defined in Code Section 416(i), share issuances to you as a result of your separation from service shall not be made before the date which is six (6) months following the date of your separation from service, or, if earlier, the date of your death that occurs within such six (6) month period.

7. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

8. AWARD NOT A SERVICE CONTRACT.

(a) Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Performance Stock Unit Agreement (including, but not limited to, the Vesting of your Award pursuant to the schedule set forth in the Grant Notice), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Performance Stock Unit Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Performance Stock Unit Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Performance Stock Unit Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future Vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue Vesting in the Award pursuant to the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Performance Stock Unit Agreement, including but not limited to, the termination of the right to continue Vesting in the Award. You further acknowledge and agree that this Performance Stock Unit Agreement, the Plan, the transactions contemplated hereunder and the Vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Performance Stock Unit Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.

9. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, the Company may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of shares acquired by you to meet the withholding obligation and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount are withheld. The Company also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by the Company or an Affiliate with respect to the Award, if the Company determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section 9.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue the shares of stock subject to your Award.

10. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a Vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Performance Stock Unit Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Performance Stock Unit Agreement until such shares are issued to you pursuant to Section 6 of this Performance Stock Unit Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Performance Stock Unit Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d) The Committee may, to the extent permitted under Section 162(m) of the Code, adjust performance goals to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, including, but not limited to, asset write-downs, litigation or claim judgments or settlements, changes in tax laws or other laws or provisions affecting reported results, any reorganization and restructuring programs, acquisitions or divestitures, and foreign exchange gains and losses.

13. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

14. SEVERABILITY. If all or any part of this Performance Stock Unit Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Performance Stock Unit Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Performance Stock Unit Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Performance Stock Unit Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16. AMENDMENT. This Performance Stock Unit Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Performance Stock Unit Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Performance Stock Unit Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Performance

Stock Unit Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.